Amendment to

Distribution Services Agreement

This Amendment (the “Amendment”), by and among Lincoln Financial Distributors, Inc., a Connecticut corporation (“Distributor”), and New York Life Insurance and Annuity Association (“Broker Dealer”), is effective as of April 29, 2024 (the “Effective Date”).

WHEREAS, the parties hereto entered into the Distribution Services Agreement (“Agreement”), executed and effective as of June 5, 2007; and

WHEREAS, the parties desire to amend the Agreement;

NOW, THEREFORE, in consideration of the promises and mutual covenants hereinafter contained, the parties, intending to be legally bound, agree as follows:

1.	Schedule A shall be deleted in its entirety and replaced with the amended Schedule A attached below.

2.	Unless otherwise defined in this Amendment, all terms used herein shall have the meanings they were ascribed in the Agreement.

3.	All other terms and conditions of the Agreement remain in effect and are hereby incorporated herein by reference.

4.	This Amendment may be executed in counterparts, each of which shall be deemed to be an original.

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed by its duly authorized representative as of the Effective Date.

Lincoln Financial Distributors, Inc.,

By:	/s/ Thomas O’Neill
Name:	Thomas O’Neill
Title:	SVP
Date:	4/18/2024

New York Life Insurance and Annuity Association

By	/s/ Janis Rubin
Name:	Janis Rubin
Title:	Vice President
Date:	04/17/2024

SCHEDULE A

Funds

LVIP American Century Inflation Protection Fund – Service Class

LVIP American Century International Fund – Service Class

LVIP American Century Mid Cap Value Fund – Service Class

LVIP American Century Ultra Fund – Service Class

LVIP Baron Growth Opportunities Fund – Service Class